UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

ALPHATIME ACQUISITION CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

SUPPLEMENT DATED December 3, 2024

TO

PROXY STATEMENT OF

ALPHATIME ACQUISITION CORP

In connection with its

EXTRAORDINARY GENERAL MEETING

TO BE HELD ON December 20, 2024

On December 2, 2024, AlphaTime Acquisition Corp (the “Company” or “AlphaTime”) filed with the Securities and Exchange Commission a definitive proxy statement (the “Proxy Statement”) for its extraordinary general meeting which will be held on December 20, 2024 at 9:30 a.m., Eastern Time (the “Extraordinary General Meeting”) at the offices of Winston & Strawn LLP located at 800 Capitol Street, Suite 2400, Houston, Texas, United States, and virtually via live webcast at https://web.lumiconnect.com/227960489 password: alphatime2024.

SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT

This supplement (the “Supplement”) contains additional information that supplements the Proxy Statement and we urge you to read this Supplement together with the Proxy Statement. To the extent that the information set forth herein differs from or updates information contained in the Proxy Statement, the information set forth herein shall supersede or supplement the information in the Proxy Statement. Defined terms used but not defined herein have the meanings set forth in the Proxy Statement and all page references are to pages in the Proxy Statement.

In the Proxy Statement filed on December 2, 2024, the Company incorrectly included the private shares underlying the Private Placement Units held by the Sponsor as part of the total Public Shares held by the AlphaTime public shareholders. The Company makes the following amended and supplemental disclosures to (i) correct the expected redemption price per share and (ii) correct the number of Public Shares required to approve each proposal, in each case, by removing the private shares held by the Sponsor from the total Public Shares figure held by the AlphaTime public shareholders.

On November 20, 2024, there were 6,873,426 issued and outstanding shares, of which 4,739,226 shares were held by holders of Public Shares and 1,725,000 Founder Shares and 409,200 shares underlying the Private Placement Units were held by the initial shareholders.

On November 20, 2024, the redemption price per Public Share was approximately $11.40 (which is expected to be the same approximate amount on December 18, 2024, two (2) business days prior to the scheduled date of the Extraordinary General Meeting), based on the aggregate amount on deposit in the Trust Account of approximately $54,019,203 as of November 20, 2024, divided by the total number of then issued and outstanding Public Shares.

The redemption price per share will be calculated based on the aggregate amount on deposit in the Trust Account, including interest earned on the Trust Account (net of taxes paid), two business days prior to the initially scheduled date of the Extraordinary General Meeting. The closing price of the Public Shares on Nasdaq on November 20, 2024 was $11.30.

AlphaTime cannot assure shareholders that they will be able to sell their Public Shares in the open market, even if the market price per Public Share is lower than the redemption price stated above, as there may not be sufficient liquidity in its securities when such shareholders wish to sell their shares.

The approval of the Extension Amendment Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding Ordinary Shares entitled to vote and who, being present in person or represented by proxy at the Extraordinary General Meeting, or any adjournment thereof, vote on such matter. As of the date of this Proxy Statement, the Company has 6,873,426 Ordinary Shares outstanding. Accordingly, if all outstanding Ordinary Shares are present at the Extraordinary General Meeting, then in addition to the Founder Shares and shares included in the Private Placement Units, the Company will need 2,448,084 Public Shares or approximately 52.0% of the outstanding Public Shares, to vote in favor of the Extension Amendment Proposal to approve such proposal.

Approval of the Trust Agreement Amendment Proposal requires the affirmative vote of at least sixty five percent (65%) of the then outstanding Ordinary Shares pursuant to the Trust Agreement. As of the date of this Proxy Statement, the Company has 6,873,426 Ordinary Shares outstanding. Accordingly, if all outstanding Ordinary Shares are present at the Extraordinary General Meeting, then in addition to the Founder Shares and the shares included in the Private Placement Units, the Company will need 2,333,527 Public Shares or approximately 49.24% of the outstanding Public Shares, to vote in favor of the Trust Agreement Amendment Proposal to approve such proposal.

Approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a simple majority of the issued and outstanding Ordinary Shares entitled to vote and who, being present in person or represented by proxy at the Extraordinary General Meeting, or any adjournment thereof, vote on such matter. Assuming all outstanding Ordinary Shares are present at the Extraordinary General Meeting, then in addition to the Founder Shares and the shares included in the Private Placement Units, the Company will need 1,302,514 or approximately 27.0% of the outstanding Public Shares to vote in favor of the Adjournment Proposal to approve such proposal. The Adjournment Proposal will only be put forth for a vote if there are not sufficient votes to approve the Extension Amendment Proposal and Trust Agreement Amendment Proposal at the Extraordinary General Meeting.

- END OF SUPPLEMENT TO PROXY STATEMENT -